EXHIBIT 5.1

Stradling Yocca Carlson & Rauth,

a Professional Corporation

Attorneys at Law

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

October 18, 2006

Powerwave Technologies, Inc.

1801 E. St. Andrew Place

Santa Ana, CA 92705

Re:	Powerwave Technologies, Inc., Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-3 (the “Registration Statement”) filed by Powerwave Technologies, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on October 18, 2006 in connection with the registration under the Securities Act of 1933, as amended, of up to 17,700,000 shares (the “Shares”) of common stock, par value $.0001 per share, of the Company, to be issued by the Company to Filtronic plc in connection with the acquisition by the Company of all the outstanding voting securities of Filtronic (Overseas Holdings) Limited and substantially all of the assets of Filtronic Comtek (UK) Limited (the “Acquisition”), each such entity a wholly-owned subsidiary of Filtronic, plc, a company registered in England and Wales made pursuant to an Agreement by and among Powerwave Technologies, Inc., Filtronic plc and Filtronic Comtek (UK) Limited dated as of June 12, 2006 and amended on September 4, 2006 (together, the “Acquisition Agreement”).

We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization and issuance of the Shares.

Based upon such examination, and subject to compliance with applicable state securities and “blue sky” laws, it is our opinion that the Shares, when issued upon consummation of the Acquisition in accordance with the terms of the Acquisition Agreement and in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Registration Statement.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH

/s/ Stradling Yocca Carlson & Rauth